Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and External Communications
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports first quarter 2026 results
SCOTTSDALE, Ariz., April 22, 2026 - Meritage Homes Corporation (NYSE: MTH), the fifth-largest U.S. homebuilder, reported first quarter results for the period ended March 31, 2026.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025	% Chg
Homes closed (units)	2,967	3,416	(13)%
Home closing revenue	$1,107,822	$1,342,104	(17)%
Average sales price — closings	$373	$393	(5)%
Home orders (units)	3,664	3,876	(5)%
Home order value	$1,400,440	$1,558,177	(10)%
Average sales price — orders	$382	$402	(5)%
Ending backlog (units)	1,865	2,004	(7)%
Ending backlog value	$711,466	$812,358	(12)%
Average sales price — backlog	$381	$405	(6)%
Home closing gross margin	17.5%	22.0%	(450) bps
Earnings before income taxes	$72,524	$160,159	(55)%
Net earnings	$55,309	$122,806	(55)%
Diluted EPS	$0.82	$1.69	(51)%

MANAGEMENT COMMENTS
"With the spring selling season commencing this quarter, we experienced some improved demand, achieving an absorption rate of 3.6 net sales per month and sales orders of 3,664 homes. However, these results were below our expectations as 2026 began with a severe winter storm in January and then transitioned into military operations in Iran midway through the quarter, which negatively impacted consumer sentiment and mortgage rates," said Steven J. Hilton, executive chairman of Meritage Homes. "In this environment, we acknowledge that capturing demand requires higher than anticipated incentive utilization, even as we look to optimize every asset while balancing pace and margin."

"We leaned into our strategy again this quarter, focusing on what we can control. We are proud of another year-over-year improvement in our cycle times driving 2,967 closings this quarter, and, with nearly 70% of these deliveries coming from intra-quarter sales, a backlog conversion rate of 254%," added Phillippe Lord, chief executive officer of Meritage Homes. "First quarter 2026 home closing revenue totaled $1.1 billion, however the difficult macroeconomic conditions this quarter drove a lower revenue leverage and increased incentives, resulting in home closing gross margin of 17.5% and diluted EPS of $0.82. As of March 31, 2026, our book value per share increased 6% year-over-year."

"We also maintained our objective of balance sheet preservation in uncertain times while continuing to execute on our shareholder returns commitment. In addition to opening 40 new communities and ending the quarter with 345 communities—our highest ever store count—we also completed $130 million of share repurchases, paid $32 million in dividends and finished the quarter with cash of $767 million, nothing drawn under our revolving credit facility and a net debt-to-capital ratio of 17.4%," concluded Mr. Lord.

FIRST QUARTER RESULTS

•Orders of 3,664 homes for the first quarter of 2026 decreased 5% year-over-year mainly as a result of 18% lower average absorption pace, which was partially offset by a 17% increase in average community count. First quarter 2026 average sales price ("ASP") on orders of $382,000 was down 5% from the first quarter of 2025, primarily due to increased utilization of incentives and geographic mix this year.

•The 17% year-over-year decrease in home closing revenue in the first quarter of 2026 to $1.1 billion was due to 13% lower closing volume of 2,967 homes combined with a 5% decrease in ASP on closings to $373,000. ASP on closings was impacted by increased utilization of incentives and geographic mix this year.
•Home closing gross margin of 17.5% in the first quarter of 2026 was 450 bps lower than 22.0% in the prior year as a result of increased utilization of incentives, higher lot costs and reduced leverage of fixed costs on lower home closing revenue, all of which were partially offset by savings in direct costs, decreased compensation expense and faster cycle times. First quarter 2026 home closing gross margin included $2.4 million of real estate inventory impairments and $1.4 million in terminated land deal walk-away charges, compared to no impairments and $1.4 million in terminated land deal walk-away charges in the prior year.

•Selling, general and administrative expenses ("SG&A") as a percentage of first quarter 2026 home closing revenue were 11.8% compared to 11.3% in the first quarter of 2025, primarily as a result of lost leverage on lower home closing revenue as well as higher technology costs, which were partially offset by decreased compensation expense and an intentional reduction in discretionary expenses.
•The first quarter effective income tax rate was 23.7% in 2026 compared to 23.3% in 2025.

•Net earnings were $55 million ($0.82 per diluted share) for the first quarter 2026, a 55% decrease from $123 million ($1.69 per diluted share) for the first quarter of 2025, mainly resulting from lower home closing revenue and gross profit.

BALANCE SHEET & LIQUIDITY
•Cash and cash equivalents at March 31, 2026 totaled $767 million. This compared to cash and cash equivalents of $775 million at December 31, 2025.
•Land acquisition and development spend, net of land development reimbursements, totaled $326 million for the first quarter of 2026, reflecting a deliberate pullback due to market conditions. This compared to $465 million of land acquisition and development spend, net of land development reimbursements, in the first quarter of 2025.
•Approximately 75,500 lots were owned or controlled as of March 31, 2026, compared to approximately 84,200 lots as of March 31, 2025. Nearly 400 net new lots were added in the first quarter of 2026, representing an estimated 11 future communities.

•First quarter 2026 ending community count of 345 was up 19% compared to prior year and up 3% compared to the fourth quarter of 2025.
•Debt-to-capital and net debt-to-capital ratios were 26.6% and 17.4%, respectively, at March 31, 2026, which compared to 26.0% and 16.9%, respectively, at December 31, 2025.
•The Company declared and paid quarterly cash dividends of $0.48 per share totaling $32 million in the first quarter of 2026. This compared to $0.43 per share totaling $31 million in the first quarter of 2025.
•During the first quarter of 2026, the Company repurchased 1,815,820 shares of stock, or 2.7% of shares outstanding at the beginning of the quarter, for $130 million. This compared to $45 million in the first quarter of 2025. As of March 31, 2026, $384 million remained available to repurchase.

GUIDANCE
Based on current market conditions, the Company is updating its guidance for full year 2026 home closing volume and revenue to at or within 5% of full year 2025 results.

CONFERENCE CALL
Management will host a conference call to discuss its first quarter 2026 results at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Thursday, April 23, 2026. To listen, please go to Meritage's Investor Relations page for the live webcast or dial in to 1-800-445-7795 US toll free or 1-785-424-1699. A replay will be available on the Investor Relations page.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2026	2025	Change $	Change %
Homebuilding:
Home closing revenue	$1,107,822	$1,342,104	$(234,282)	(17)%
Land closing revenue	9,361	15,421	(6,060)	(39)%
Total closing revenue	1,117,183	1,357,525	(240,342)	(18)%
Cost of home closings	(914,024)	(1,046,454)	(132,430)	(13)%
Cost of land closings	(9,630)	(12,256)	(2,626)	(21)%
Total cost of closings	(923,654)	(1,058,710)	(135,056)	(13)%
Home closing gross profit	193,798	295,650	(101,852)	(34)%
Land closing gross (loss)/profit	(269)	3,165	(3,434)	(108)%
Total closing gross profit	193,529	298,815	(105,286)	(35)%
Financial Services:
Revenue	6,285	7,082	(797)	(11)%
Expense	(3,623)	(4,192)	(569)	(14)%
Earnings from financial services unconsolidated entities and other, net	831	673	158	23%
Financial services profit	3,493	3,563	(70)	(2)%
Commissions and other sales costs	(79,472)	(94,720)	(15,248)	(16)%
General and administrative expenses	(51,402)	(56,997)	(5,595)	(10)%
Interest expense	(587)	—	587	N/A
Other income, net	6,963	9,498	(2,535)	(27)%
Earnings before income taxes	72,524	160,159	(87,635)	(55)%
Provision for income taxes	(17,215)	(37,353)	(20,138)	(54)%
Net earnings	$55,309	$122,806	$(67,497)	(55)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$0.82	$1.71	$(0.89)	(52)%
Weighted average shares outstanding	67,367	71,915	(4,548)	(6)%
Diluted
Earnings per common share	$0.82	$1.69	$(0.87)	(51)%
Weighted average shares outstanding	67,806	72,650	(4,844)	(7)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	March 31, 2026	December 31, 2025
Assets:
Cash and cash equivalents	$766,632	$775,157
Other receivables	280,922	306,956
Real estate (1)	5,962,075	5,987,120
Deposits on real estate under option or contract	166,236	174,170
Investments in unconsolidated entities	60,762	57,268
Property and equipment, net	46,064	46,647
Deferred tax asset, net	51,211	53,293
Prepaids, other assets and goodwill	220,709	221,676
Total assets	$7,554,611	$7,622,287
Liabilities:
Accounts payable	$199,943	$200,679
Accrued and other liabilities	408,718	387,698
Home sale deposits	10,907	9,213
Loans payable and other borrowings	34,990	24,328
Senior and convertible senior notes, net	1,806,284	1,804,726
Total liabilities	2,460,842	2,426,644
Stockholders' Equity:
Preferred stock	—	—
Common stock, par value $0.01. Authorized 125,000,000 shares; 66,702,433 and 68,168,923 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	667	682
Additional paid-in capital	—	—
Retained earnings	5,093,102	5,194,961
Total stockholders’ equity	5,093,769	5,195,643
Total liabilities and stockholders’ equity	$7,554,611	$7,622,287
(1) Real estate – Allocated costs:
Homes completed and under construction	$1,933,033	$2,069,548
Finished home sites and home sites under development	3,963,883	3,917,572
Consolidated real estate not owned	65,159	—
Total real estate	$5,962,075	$5,987,120

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net earnings	$55,309	$122,806
Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	5,373	5,949
Real estate and land impairments	2,427	—
Write-off of terminated land deals	1,373	1,433
Stock-based compensation	5,860	6,325
Equity in earnings from unconsolidated entities	(656)	(626)
Distribution of earnings from unconsolidated entities	673	588
Other	2,074	489
Changes in assets and liabilities:
Decrease/(increase) in real estate	34,049	(60,821)
Decrease/(increase) in deposits on real estate under option or contract	7,389	(62,179)
Decrease/(increase) in other receivables, prepaids and other assets	29,018	(37,636)
Decrease in accounts payable and accrued and other liabilities	(43,274)	(16,041)
Increase/(decrease) in home sale deposits	1,694	(2,863)
Net cash provided by/(used in) operating activities	101,309	(42,576)
Cash flows from investing activities:
Investments in unconsolidated entities	(3,517)	(5,850)
Purchases of property and equipment	(4,308)	(5,592)
Proceeds from sales of property and equipment	94	29
Net cash used in investing activities	(7,731)	(11,413)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(33)	(2,150)
Proceeds from issuance of senior notes	—	497,195
Payment of debt issuance costs	—	(5,073)
Proceeds from liabilities related to consolidated real estate not owned	59,947	—
Dividends paid	(32,017)	(30,887)
Repurchase of shares	(130,000)	(44,999)
Net cash (used in)/provided by financing activities	(102,103)	414,086
Net (decrease)/increase in cash and cash equivalents	(8,525)	360,097
Beginning cash and cash equivalents	775,157	651,555
Ending cash and cash equivalents	$766,632	$1,011,652

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Our three reportable homebuilding segments are as follows:
•West: Arizona, California, Colorado, and Utah
•Central: Tennessee and Texas
•East: Alabama, Florida, Georgia, Mississippi, North Carolina and South Carolina

	Three Months Ended March 31,
	2026		2025
	Homes	Value	Homes	Value
Homes Closed:
West Region	686	$336,183	998	$479,636
Central Region	1,108	376,300	1,187	412,537
East Region	1,173	395,339	1,231	449,931
Total	2,967	$1,107,822	3,416	$1,342,104
Homes Ordered:
West Region	898	$444,293	1,093	$539,594
Central Region	1,316	457,299	1,365	489,160
East Region	1,450	498,848	1,418	529,423
Total	3,664	$1,400,440	3,876	$1,558,177

	At March 31,
	2026		2025
	Homes	Value	Homes	Value
Order Backlog:
West Region	397	$193,651	530	$262,627
Central Region	665	238,387	659	242,919
East Region	803	279,428	815	306,812
Total	1,865	$711,466	2,004	$812,358

	Three Months Ended March 31,
	2026		2025
	Ending	Average	Ending	Average
Active Communities:
West Region	88	85.5	85	88.0
Central Region	107	109.5	82	86.0
East Region	150	145.5	123	117.0
Total	345	340.5	290	291.0

Meritage Homes Corporation and Subsidiaries
Supplement and Non-GAAP information
(Unaudited)

Supplemental Information (Dollars in thousands):

	Three Months Ended March 31,
	2026	2025
Depreciation and amortization	$5,373	$5,949

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$77,064	$53,678
Interest incurred	20,005	14,714
Interest expensed	(587)	—
Interest amortized to cost of home and land closings	(12,018)	(11,285)
Capitalized interest, end of period	$84,464	$57,107

Reconciliation of Non-GAAP Information (Dollars in thousands):
This press release includes comments and discussion about our operating results that reflect certain adjustments, including to home closing gross profit, home closing gross margin, earnings before income taxes, net earnings, diluted earnings per common share, and debt-to-capital ratios. These are considered non-GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operating results and may be helpful in comparing our company with other companies in the homebuilding and other industries to the extent they provide similar information. We encourage investors to understand the methods used by other companies to calculate these non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

Home Closing Gross Profit and Home Closing Gross Margin
	Three Months Ended March 31,
	2026	2025
Home closing gross profit	$193,798	$295,650
Home closing gross margin	17.5%	22.0%

Add: Real estate-related impairments	2,427	—
Add: Write-off of terminated land deals	1,373	1,433
Adjusted home closing gross profit	$197,598	$297,083
Adjusted home closing gross margin	17.8%	22.1%

Earnings before income taxes, Net earnings and Diluted earnings per common share
	Three Months Ended March 31,
	2026	2025
Earnings before income taxes	$72,524	$160,159

Add: Real estate-related impairments	2,457	—
Add: Write-off of terminated land deals	1,373	1,433
Adjusted earnings before income taxes	$76,354	$161,592
Incremental tax rate	24.8%	24.4%
Adjusted provision for income tax	(18,165)	(37,703)
Adjusted net earnings	58,189	123,889

Diluted earnings per common share	$0.82	$1.69
Adjusted diluted earnings per common share	$0.86	$1.71

Debt-to-Capital Ratios
	March 31, 2026	December 31, 2025
Senior and convertible senior notes, net and loans payable and other borrowings	$1,841,274	$1,829,054
Stockholders' equity	5,093,769	5,195,643
Total capital	$6,935,043	$7,024,697
Debt-to-capital	26.6%	26.0%

Senior and convertible senior notes, net and loans payable and other borrowings	$1,841,274	$1,829,054
Less: cash and cash equivalents	(766,632)	(775,157)
Net debt	$1,074,642	$1,053,897
Stockholders’ equity	5,093,769	5,195,643
Total net capital	$6,168,411	$6,249,540
Net debt-to-capital	17.4%	16.9%

About Meritage Homes Corporation
Meritage is the fifth-largest public homebuilder in the United States, based on homes closed in 2025. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Tennessee, Texas, Alabama, Florida, Georgia, Mississippi, North Carolina, and South Carolina.
Meritage has delivered over 210,000 homes in its 41-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award and Residential New Construction Market Leader Award, as well as a four-time recipient of the EPA's Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general and our future results including our full year 2026 projected home closing volume and home closing revenue.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; the cost of materials used to develop communities and construct homes; shortages in the availability and cost of subcontract labor; legislation related to tariffs; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; the adverse effect of slow absorption rates; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our exposure to counterparty risk with respect to our capped calls; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; sustainability matters and disclosures; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities or restrictions resulting from regulations applicable to our financial services operations; negative publicity that affects our reputation;

potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2025 under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.